Exhibit 99.1

March 29, 2017

Marrone Bio Innovations Reports Fourth Quarter and Record Full Year 2016 Results

Revenues Increase 41% in the Fourth Quarter, up 43% for Full Year

Product Shipments Up 102% to $5.2 Million in the Fourth Quarter, up 81% for 2016 to $16.4 Million

Full Year Operating Expenses Reduced by 29.6%

DAVIS, Calif.—(BUSINESS WIRE)— Marrone Bio Innovations, Inc. (NASDAQ:MBII), a leading provider of effective and environmentally responsible pest management and plant health products, today announced results for the fourth quarter and full year ended December 31, 2016.

Financial and Business Results

The Company grew total GAAP revenues for the fourth quarter of 2016 by 40.6% to $2.7 million as compared to $1.9 million in the fourth quarter of 2015. Product shipments in the fourth quarter of 2016 increased by 102% to $5.2 million from $2.6 million in the fourth quarter of 2015. This represents the highest product shipments of any quarter in the Company’s history and reflects significant contributions to growth from each of the Company’s commercialized agricultural products. In addition, based on its preliminary review of information regarding product shipments from January 1, 2017 through the date of this release, the Company currently estimates that product shipments for the first quarter of 2017 will exceed the amount of product shipments reported in the fourth quarter of 2016.1

Dr. Pam Marrone, Chief Executive Officer, commented, “Fiscal 2016 was a truly pivotal year and we are very excited to have ended the year with the strongest level of shipping activity in our history and to also see that momentum carry into the early part of 2017. We regard this as a clear indication that the demand for our products remains strong despite a generally sluggish overall agricultural market and, given broad-based growth in our product line and a strong launch of our new Majestene bio-nematicide, as evidence that the Marrone brand is gaining strength among growers.”

Dr. Marrone continued, “We continue to believe that our best path to growth is through a strong portfolio of biological agricultural solutions that address a variety of unmet grower needs for pest management and plant health, both in integrated pest management programs and for organic growers, who have even fewer options. We continue to push for growth from increased penetration of our existing products, through expanded labels as we target new crops, new product launches, new applications such as seed treatments, new customers and strategic partnerships and growth associated with international expansion.”

Dr. Marrone concluded, “We are excited by the market acceptance of our products, and the continued good evidence from our field trials and grower demos that show an increasingly wider range of clear economic benefits for growers. We believe that we are on the right path to create sustainable value for our customers, our employees, and our shareholders.”

The Company’s gross margin in the fourth quarter of 2016 was 39.0%, compared to a negligible gross margin in the fourth quarter of 2015. Improving volume and a reduction of unabsorbed manufacturing costs with the scale-up of the Company’s Michigan manufacturing facility and a stronger mix of higher margin product all contributed to the increased margin.

The Company’s reported net loss for the fourth quarter of 2016 improved to $7.8 million, compared to a loss of $11.0 million in the fourth quarter of 2015. The improvement in the fourth quarter reflects growth in sales, improved product-level and total gross margins, the impact of prior restructuring activities to control costs and the absence of expenses and professional fees associated with the Company’s financial restatement and related investigations and litigation.

Revenues for the year ended December 31, 2016 totaled $14.0 million compared to $9.8 million for the prior year. Product shipments, as described above, for the year ended December 31, 2016 increased by 81.1% to $16.4 million, compared to $9.0 million for the full year of 2015. Growth was broad-based with contributions from each of the Company’s four major agricultural products: Regalia, Grandevo, Venerate and Majestene.

The Company’s reported net loss for the full year of 2016 improved to $31.1 million, compared to a loss of $43.7 million in 2015. Similar to the fourth quarter, this improvement reflects: growth in sales, improved gross margins, the impact of prior restructuring activities to control costs and the absence of expenses and professional fees associated with the Company’s 2015 investigation and restatement and related litigation.

For 2016, gross margin was 32.2%, compared to 5.6% in the full year of 2015. Similar to the fourth quarter, this improved margin reflects improving volume and a reduction of unabsorbed manufacturing costs with the scale-up of the Company’s Michigan manufacturing facility and a stronger mix of higher margin product all contributed to the increased margin.

As of December 31, 2016, the Company had $12.6 million of cash, including $3.0 million of restricted cash, on its balance sheet. The Company used $24.3 million in cash for the full year and $6.0 million during the fourth quarter of 2016 in cash flows from operations, which is a decrease of $1.5 million from the fourth quarter of 2015.

[1]	See notes at the end of this release for additional information related to non-GAAP financial measures and the Company’s preliminary estimates regarding product shipments for the first quarter of 2017.

Recent and 2016 Business Highlights

•	Row Crop Collaborations with Koch Agronomic Services and Albaugh LLC

•	Majestene Bionematicide Launched and Awarded “Best New Biopesticide” by Agrow

•	Successful Launches of New Regalia and Grandevo Formulations

•	Haven Anti-Transpirant Now Commercially Available

•	EPA Registration of MBI-601 Biofumigant

•	Regalia Registration in Chile

•	First Commercial Grandevo sales in Mexico

•	Execution of Grandevo Distribution Agreement for Australia and New Zealand

•	Advanced Insecticidal Product Candidate under Evogene Collaboration

Field Trial Highlights

•	Regalia showed increased yields in strawberries, rice, alfalfa and tomato and improved coffee rust control in Central America.

•	Majestene demonstrated efficacy against nematodes and growth, yield or quality increases demonstrated in thirteen different crops.

•	Grandevo confirmed its performance for the serious and invasive spotted wing Drosophila on soft fruits, especially in rotations with conventional standards for resistance management.

•	Venerate performed as well as two chemical standards against walnut husk fly and showed promise in programs for Asian citrus psyllid, strawberry thrips and coffee berry borer.

•	Haven demonstrated increased yields for almonds, walnuts, tomatoes and corn and reduction of sun stress and bitter pit in certain apple varieties.

•	Biostacked seed treatments developed in conjunction with Groundwork BioAg, Ltd showed significant corn and soy yield increases comparable to commercial chemical and mixed chemical and biological standards for key nematode and corn rootworm pests.

Conference Call and Webcast Details

As previously announced, the Company will host a conference call today at 4:30 p.m. ET to discuss the results of the quarter, followed by a question and answer session for the investment community. A live webcast of the call can be accessed on the Marrone Bio Innovations investor relations website at investors.marronebio.com. To access the call, dial toll-free 877-741-4245 or 719-325-4865 (international). The participant passcode is 8575746.

To listen to a telephonic replay of the conference call, dial toll-free 844-512-2921 or 412-317-6671 (international) and enter passcode 8575746. The replay will be available beginning at 7:30 p.m. ET on Wednesday, March 29, 2017 and will last through 11:59 p.m. on Wednesday, April 5. The webcast will also be available for replay at investors.marronebio.com.

Non-GAAP Financial Measures

The Company uses product shipments, which is not defined by, or presented in accordance with, generally accepted accounting principles (“GAAP”), to evaluate various aspects of its business. Product shipments is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, product revenues reported in accordance with GAAP. Product shipments as used in this press release is defined as product revenues, plus related party product revenues, plus the incremental amount of deferred revenues accrued during the applicable period from product shipments. This calculation specifically excludes changes in deferred revenue related to license revenues and customer deposits, and is intended to approximate the total value of products sold and under contract for sale in a given period. Product shipments, as defined by MBI, may not be comparable to similarly titled measures used by other companies. The Company’s management uses this non-GAAP financial measure in order to have comparable results to analyze sales performance from quarter to quarter. The Company has chosen to provide this supplemental information regarding our sales in a given period to investors to facilitate a meaningful evaluation of actual operating results on a comparable basis with historical results, including to track product adoption, and to assist investors in their valuation of the Company. In future periods, the calculation of product shipments may be different than in this release.

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Product revenues	$2,632	$1,816	$13,715	$8,976
Related party revenues(a)	—	13	—	$492
Change in deferred product revenue(b)	2,583	753	2,651	$(430)

Product shipments	$5,215	$2,582	$16,366	$9,038

(a)	Related party revenues only consist of product sales for these periods and are not related to license revenues.
(b)	Change in deferred product revenue is defined as the increase in the amount of deferred product revenues accrued during the applicable period, less prior deferred product revenues recognized during the applicable period, excluding the change in deferred revenue associated with license fees and customer deposits. For the three months ended December 31, 2016, deferred license revenues decreased $58,000. For the three months ended December 31, 2015, deferred license revenues increased $216,000. For the year ending December 31, 2016 and 2015, deferred license revenues decreased $327,000 and $33,000, respectively.

The use of product shipments has certain limitations. The Company’s presentation of this non-GAAP financial measure may be different from the presentation used by other companies, and therefore comparability may be limited. We compensate for these limitations by providing the relevant disclosure of our product revenues, related party revenues, deferred revenues and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. Product shipments are used in addition to and in conjunction with results presented in accordance with GAAP, and should not be considered as an alternative to product revenues, deferred revenues, total revenues, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. Product shipments reflects an additional way of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety, including the attached unaudited condensed consolidated financial statements, and not to rely on a single financial measure.

Note Regarding Expected Product Shipments

The preliminary estimate for product shipments in the first quarter of 2017 is based on only a portion of the Company’s fiscal quarter, which has not yet ended, and the Company has not commenced its normal quarter-end closing and review procedures and adjustments. Accordingly, this preliminary estimate should not be viewed as a substitute for full interim financial statements prepared in accordance with generally accepted accounting principles and reviewed by our auditors, which the Company will subsequently provide. While the Company has determined to provide a first quarter product shipment estimate at this time, the Company has not determined to provide similar preliminary estimates with respect to any future fiscal periods.

About Marrone Bio Innovations

Smart. Natural. Solutions.

Marrone Bio Innovations, Inc. (NASDAQ:MBII) strives to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have four products for agriculture on the market (Regalia®, Grandevo®, Venerate® and Majestene®), and also distribute Bio-tam 2.0® for Isagro USA in the western U.S. MBI also markets Zequanox® for invasive mussels for water markets. We also have a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s anticipated product shipments for the first quarter of 2017 and other future operating results, the Company’s business strategies, momentum and positioning in the agricultural pesticide industry and the Company’s ability to drive value to shareholders, the industry, and customers. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including any difficulty in obtaining additional financing to meet our business requirements and service our debt, difficulty in developing, manufacturing, marketing or selling the Company’s products, any failure to maintain and further establish relationships with distributors and other partners, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other third parties. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

MARRONE BIO INNOVATIONS, INC.

Consolidated Balance Sheets

(In Thousands, Except Par Value)

	DECEMBER 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$9,609	$19,838
Restricted cash, current portion	1,444	1,856
Accounts receivable	3,592	2,347
Inventories, net	8,482	9,064
Deferred cost of product revenues, including deferred cost of product revenues to related parties of $0 and $79 as of December 31, 2016 and December 31, 2015, respectively	2,688	1,596
Prepaid expenses and other current assets	1,060	1,211

Total current assets	26,875	35,912
Property, plant and equipment, net	17,343	18,445
Restricted cash, less current portion	1,560	16,560
Other assets	205	284

Total assets	$45,983	$71,201

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,385	$2,007
Accrued liabilities	5,508	5,689
Accrued interest due to related parties	1,618	1,175
Deferred revenue, current portion	5,647	2,919
Deferred revenue from related parties	—	168
Capital lease obligations, current portion	839	647
Debt, current portion	252	244

Total current liabilities	15,249	12,849
Deferred revenue, less current portion	1,787	2,021
Capital lease obligations, less current portion	—	18
Debt, less current portion	21,083	21,509
Debt due to related parties	36,667	35,512
Other liabilities	1,381	1,314

Total liabilities	76,167	73,223
Commitments and contingencies
Stockholders’ deficit:
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at December 31, 2016 and December 31, 2015
Common stock: $0.00001 par value; 250,000 shares authorized, 24,661 shares issued and outstanding as of December 31, 2016 and 24,536 as of December 31, 2015	—	—
Additional paid in capital	204,463	201,554
Accumulated deficit	(234,647)	(203,576)

Total stockholders’ deficit	(30,184)	(2,022)

Total liabilities and stockholders’ deficit	$45,983	$71,201

MARRONE BIO INNOVATIONS, INC.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2016	2015	2016	2015
Revenues:
Product	$2,632	$1,816	$13,715	$8,976
License	58	84	327	333
Related party	—	13	—	492

Total revenues	2,690	1,913	14,042	9,801
Cost of product revenues, including cost of product revenues to related parties of $0, $254 and $561 for the years ended December 31, 2016, 2015 and 2014, respectively	1,642	1,924	9,522	9,256

Gross profit	1,048	(11)	4,520	545
Operating Expenses:
Research, development and patent	2,373	3,308	9,670	13,500
Selling, general and administrative	4,714	5,887	18,510	26,502

Total operating expenses	7,087	9,195	28,180	40,002

Loss from operations	(6,039)	(9,206)	(23,660)	(39,457)
Other income (expense):
Interest income	4	22	37	51
Interest expense	(677)	(749)	(2,941)	(2,764)
Interest expense to related parties	(1,096)	(1,098)	(4,361)	(1,599)
Other income (expense), net	(2)	1	(146)	41

Total other expense, net	(1,771)	(1,824)	(7,411)	(4,271)

Loss before income taxes	(7,810)	(11,030)	(31,071)	(43,728)
Income taxes	—	—	—	—

Net loss	$(7,810)	$(11,030)	$(31,071)	$(43,728)

Basic and diluted net loss per common share	$(0.32)	$(0.45)	$(1.26)	$(1.79)

Weighted-average shares outstanding used in computing net loss per common share	24,660	24,484	24,617	24,469

MARRONE BIO INNOVATIONS, INC.

Consolidated Statements of Cash Flows

(In Thousands)

	YEAR ENDED DECEMBER 31,
	2016	2015
Cash flows from operating activities
Net loss	$(31,071)	$(43,728)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,235	3,510
Loss (gain) on disposal of equipment	135	(39)
Share-based compensation	2,669	3,811
Non-cash interest expense	1,329	803
Net changes in operating assets and liabilities:
Accounts receivable	(1,245)	(560)
Inventories	582	3,580
Prepaid Expenses and other assets	189	142
Deferred cost of product revenues	(1,092)	201
Accounts payable	(588)	(3,486)
Accrued and other liabilities	(219)	(76)
Accrued interest due to related parties	443	1,175
Deferred revenue	2,494	29
Deferred revenue from related parties	(168)	(492)
Customer refund liabilities	—	(1,044)

Net cash used in operating activities	(24,307)	(36,174)
Cash flows from investing activities
Purchases of property, plant and equipment	(209)	(1,653)
Proceeds from the sale of equipment	—	7

Net cash used in investing activities	(209)	(1,646)
Cash flows from financing activities
Proceeds from issuance of debt due to related parties, net of financing costs	—	39,698
Repayment of debt	(260)	(435)
Financing costs	(75)	—
Repayment of capital leases	(821)	(1,983)
Change in restricted cash	15,412	(15,000)
Exercise of stock options	31	54

Net cash provided by financing activities	14,287	22,334
Net increase (decrease) in cash and cash equivalents	(10,229)	(15,486)
Cash and cash equivalents, beginning of period	19,838	35,324

Cash and cash equivalents, end of period	$9,609	$19,838

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $0 and $4 for the years ended December 31, 2016 and 2015, respectively	$5,550	$2,297
Supplemental disclosure of non-cash investing and financing activities Property, plant and equipment included in accounts payable and accrued liabilities	$21	$499

Equipment acquired under capital leases	$1,586	$787

Equipment acquired in association with operating leases	$—	$—

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Investors

ICR

James Palczynski, 203-682-8229

ir@marronebio.com

Source: Marrone Bio Innovations

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